Exhibit 99.2

TANG CAPITAL MANAGEMENT, LLC

4101 EASTGATE MALL, SAN DIEGO, CA 92121

(858) 200-3830 FAX (858) 200-3837

December 11, 2007

Cell Therapeutics, Inc.

Attn: James A. Bianco, M.D.

President and Chief Executive Officer

501 Elliot Avenue West, Suite 400

Seattle, Washington 98119

Re: Acquisition of 2008 Indentures

Dear Dr. Bianco:

As you are aware, Tang Capital Partners holds $3 million (or 19.5%) of the approximately $15.4 million in stated value of the outstanding Series B 3% Convertible Preferred Stock of Cell Therapeutics. Inc. (the “Company”). as reported on the Company’s Form l0-Q for the period ended September 30, 2007, which was filed with the Securities and Exchange Commission on November 9, 2007. Section 10 of Article II, Section (2)(b) of the Company’s Amended and Restated Articles of Incorporation (the “Articles”) provides in relevant part that, “So long as any shares of Series B Preferred Stock are outstanding, unless the holders of at least 67% in Stated Value of the then outstanding shares of Series B Preferred Stock shall have otherwise given prior written consent, the Corporation shall not … directly or indirectly … repay, repurchase or offer to repay, repurchase or otherwise acquire any shares of its Common Stock, Common Stock Equivalents or Junior Securities … .” (the “Negative Covenant”).

We understand that the Company is seeking to exchange or otherwise restructure its outstanding indentures due in June 2008 (the “2008 Indentures”). Any transaction involving the 2008 Indentures that includes an exchange of the 2008 Indentures in whole or in part for other securities or property is either an acquisition or a repurchase, direct or indirect, of the 2008 Indentures and, therefore, requires the prior consent of the holders of the Series B Preferred Stock pursuant to the Negative Covenant. In fact, the Company may be in breach of the Negative Covenant by offering to engage in the restructuring transaction without first obtaining the required consent of the holders of the Series B Preferred Stock. If the Company were to proceed with any such transaction without first obtaining the requisite consent, that would certainly constitute a breach. Any such breach would entitle us and all other holders of the Series B Preferred Stock to require the Company to redeem the Series B Preferred Stock for a redemption price equal to the sum of 130% of the stated value of that stock, all accrued but unpaid dividends thereon and all liquidated damages and other costs, expenses or amounts due in respect of the Series B Preferred Stock, pursuant to Section 9 of Article II. Section (2)(b) of the Articles.

1.

Please confirm in writing at your earliest convenience that the Company has either received the consent required by the Negative Covenant, or will not proceed with any acquisition of the 2008 Indentures without first obtaining such consent.

I look forward to your prompt response.

Sincerely,

Tang Capital Partners, L.P.

By:	Tang Capital Management. LLC, its general partner

By:	/s/ Kevin C. Tang
Kevin C. Tang, Manager

cc: Karen A. Dempsey, HellerEhrman LLP

2.

TANG CAPITAL MANAGEMENT, LLC

4101 EASTGATE MALL, SAN DIEGO, CA 92121

(858) 200-3830 Fax (858) 200-3837

December 12, 2007

Cell Therapeutics, Inc.

Attn: James A. Bianco, M.D.

President and Chief Executive Officer

501 Elliot Avenue West, Suite 400

Seattle, Washington 98119

Re: Acquisition of 2008 Indentures

Dear Dr. Bianco:

I am writing in reference to the e-mail I received last night from Karen A. Dempsey of HellerEhrman LLP that was sent on behalf of Cell Therapeutics, Inc. (the “Company”). In yesterday’s correspondence, Ms. Dempsey brought it to my attention that the Company has filed in the Office of the Secretary of State of Washington an error in the Company’s Articles of Amendment to the Amended and Restated Articles of Incorporation relating to its Series B 3% Convertible Preferred Stock (the “Series B Preferred”). As you are aware, the Amended and Restated Articles of Incorporation were incorporated by reference into the prospectus (the “Series B Prospectus”) delivered to the investors in connection with the sale of the Series B Preferred.

Under Section 11 of the Securities Act of 1933, 15 U.S.C. § 77k, the Company is strictly liable to the purchasers of the Series B Preferred for any error in the Series B Prospectus. The Company’s admission of an error in the Series B Prospectus gives me great concern.

In light of the foregoing, I strongly suggest that the Company not move forward with the proposed acquisition of the Company’s existing 5.75% Convertible Senior Subordinated Notes and 5.75% Convertible Subordinated Notes due June 15, 2008 without first resolving the issues identified both yesterday and above.

Sincerely,

Tang Capital Partners, L.P.

By:	Tang Capital Management, LLC, its general partner

By:	/s/ Kevin C. Tang
Kevin C. Tang, Manager

cc:	Karen A. Dempsey, HellerEhrman LLP